Exhibit 5.1

COMMERCE CENTER SUITE 1000 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 PHONE: 615.726.5600 FAX: 615.726.0464 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219
www.bakerdonelson.com

June 12, 2009

Saks Incorporated
12 East 49th Street
New York, New York 10017

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-8, relating to the Saks Incorporated 2009 Long-Term Incentive Plan (the “Plan”), to be filed by Saks Incorporated (the “Company”) with the Securities and Exchange Commission on or about June 12, 2009, under which 6,145,391 shares of the Company's Common Stock $0.10 par value (“Common Stock”) are to be registered.

We hereby consent to the filing of this opinion as Exhibits 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Charter and Bylaws and the record of proceedings of the shareholders and directors of the Company.

Based upon the foregoing, we are of the opinion that the 6,145,391 shares of the Company's Common Stock that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.

Very Truly Yours, /s/ Baker, Donelson, Bearman Caldwell & Berkowitz, PC BAKER, DONELSON, BEARMAN CALDWELL & BERKOWITZ, PC

ALABAMA •	GEORGIA •	LOUISIANA •	MISSISSIPPI •	TENNESSEE •	WASHINGTON, D.C.